January 18, 2018
Kenneth I. Chenault Joins Facebook Board of Directors

Facebook today announced that Kenneth I. Chenault, the CEO of American Express, has been appointed to the company’s board of directors, effective February 5, 2018.
Mark Zuckerberg, Founder and Chairman/CEO of Facebook said: “I’ve been trying to recruit Ken for years. He has unique expertise in areas I believe Facebook needs to learn and improve — customer service, direct commerce and building a trusted brand. Ken also has a strong sense of social mission and the perspective that comes from running an important public company for decades.”
“I’m delighted to join the board and look forward to working with Mark and the other directors as Facebook continues to build communities that help bring people closer to friends, family and the world around them,” said Kenneth I. Chenault.
Mr. Chenault has been Chairman and Chief Executive Officer of American Express Company since April 2001. Mr. Chenault joined American Express in 1981 and was named President of the US division of American Express Travel Related Services Company, Inc. in 1993; Vice Chairman of American Express Company in 1995; President and Chief Operating Officer in 1997; and Chief Executive Officer in January 2001. Mr. Chenault holds a B.A. in history from Bowdoin College and a J.D. from Harvard Law School.
Mr. Chenault serves on the Boards of IBM, The Proctor & Gamble Company, the Harvard Corporation and numerous nonprofit organizations, including the Arthur Ashe Institute for Urban Health, the Smithsonian Institution’s Advisory Council for the National Museum of African American History and Culture, the World Trade Center Memorial Foundation, and the Bloomberg Family Foundation. He is also a member of the Business Council.
Aside from Mr. Chenault, Facebook’s current board members are: Mark Zuckerberg; Marc L. Andreessen, Andreessen Horowitz; Erskine B. Bowles, president emeritus, University of North Carolina; Susan D. Desmond-Hellmann, CEO, Bill and Melinda Gates Foundation; Reed Hastings, chairman and CEO, Netflix; Jan Koum, founder and CEO, WhatsApp; Sheryl K. Sandberg, chief operating officer, Facebook; and Peter A. Thiel, Founders Fund.